Exhibit (21)

                         Subsidiaries of the Registrant



Relm Communications, Inc., a Florida corporation ("Relm")

RXD, Inc., an Indiana corporation (a subsidiary of Relm)

Redgo Properties, Inc., a Pennsylvania corporation